Press Release	Source: Neuro-Hitech, Inc.

Neuro-Hitech Begins Trading on the NASDAQ Capital Market
Monday April 23, 2:02 pm ET

NEW YORK--(BUSINESS WIRE)--Neuro-Hitech, Inc. a biopharmaceutical company focused on the development and commercialization of next-generation compounds against proven targets for neurodegenerative diseases, today announced that it will begin trading on the NASDAQ Capital Market under the symbol NHPI at the opening of trading on Tuesday, April 24, 2007. The Company's stock previously traded on the OTC Bulletin Board.

"We are extremely pleased that our listing application has been approved. This listing is a significant milestone for our company and highlights our continued commitment to enhance shareholder value," commented Reuben Seltzer, CEO of Neuro Hitech. "The move to the NASDAQ Capital Market will not only increase our visibility and credibility in the marketplace but also enhance liquidity and trading efficiency for investors."

About Neuro-Hitech, Inc.

Neuro-Hitech, Inc. is a New York-based biopharmaceutical company that is focused specifically on developing next-generation therapies against proven targets for neurodegenerative diseases. Our lead product candidate, Huperzine A, is being clinically tested for efficacy in the treatment of Alzheimer's disease and has shown to protect nerve cell death and have longer duration of AChE inhibitory action. In addition to huperzine, Neuro-Hitech has two major preclinical development programs. The first program is developing second generation anti-amyloid compounds which target A-beta and Tau proteins. Neuro-Hitech's second major preclinical program is targeted to the development of a novel series of compounds designed to treat (anti-ictogenic) and prevent (anti-epileptogenic) epilepsy.

More information about Neuro-Hitech can be found online at www.neurohitech.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act and Section 21E of the Exchange Act). To the extent that any statements made in this press release contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as "expects," "plans," "will," "may," "anticipates," "believes," "should," "intends," "estimates," "projects" and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include those outlined in "Risk Factors" found within our Annual Report on Form 10-KSB and include, without limitation, Neuro-Hitech's limited cash and ability to raise capital to finance the growth of Neuro-Hitech's operations, the ability of Neuro-Hitech to develop its products and obtain necessary governmental approvals, Neuro-Hitech's ability to protect its proprietary information, Neuro-Hitech's ability to attract or retain qualified personnel, including scientific and technical personnel and other risks detailed from time to time in Neuro-Hitech's filings with the SEC, or otherwise.

Contact:
Neuro-Hitech, Inc.
David Barrett, 212-594-1215
CFO
or
Investor Relations:
Alliance Advisors, LLC
Thomas P. Walsh, 212-308-3486
or
Media:
GlobalFluency
Ron Tomczyk, 212-213-5400 x205
______________________
Source: Neuro-Hitech, Inc.